EXHIBIT 10.2
AMENDMENT TO
DOBSON COMMUNICATIONS CORPORATION
2007 Performance Bonus Plan
           In accordance with the resolutions of the Compensation Committee of the Board of Directors of Dobson Communications Corporation and the resolutions of the Board of Directors of Dobson Communications Corporation adopted on June 29, 2007, the undersigned hereby certifies that the 2007 Performance Bonus Plan is hereby amended as follows:
     FURTHER RESOLVED, that in the event the employment of a 2007 Bonus Plan Participant is terminated prior to the payments of bonuses under the 2007 Bonus Plan in the normal course of business, then: (1) if the termination is by reason of the voluntary termination by the 2007 Bonus Plan Participant or by the Company for Cause, then no payment under the 2007 Bonus Plan shall be due and owing to the Plan Participant; (2) if the termination is by reason of the death, disability, or retirement of the 2007 Bonus Plan Participant after December 31, 2007, then the 2007 Bonus Plan Participant (or his personal representation as the case may be) shall be paid in the normal course of business in the same amount as if the Plan Participant’s employment had not been so terminated; or (3) if the termination is on or before December 31, 2007, and not either by the Company for Cause or a voluntary termination by the 2007 Bonus Plan Participant, then the 2007 Bonus Plan Participant (or his personal representative as the case may be) shall receive a pro rata payment under the 2007 Bonus Plan that, (a) assumes that all subjective and individual performance criteria of the 2007 Bonus Plan Participant have been 100% satisfied and (b) with respect to any objective Company performance criteria applicable to the 2007 Bonus Plan Participant compares the actual performance of the Company for 2007 through the end of the month prior to the employment termination date against the Company budget targets for those applicable objective Company criteria levels for such period (to the extent such criteria are deemed to be satisfied in accordance with the foregoing, and a bonus would be payable to the 2007 Bonus Plan Participant, such bonus shall be prorated for the portion of 2007 prior to employment termination date and shall be due and payable within ten (10) days of termination).
     For purposes of this resolution, the term “Cause” shall have the same defined meaning as used in the Employment Agreement between the Company and Steven P. Dussek, dated April 1, 2005.

DOBSON COMMUNICATIONS CORPORATION, an Oklahoma corporation
By:	/s/ Steven P. Dussek
Steven P. Dussek
Chief Executive Officer and President

Attest:
/s/ Trent W. LeForce
Trent W. LeForce Assistant Secretary